EXHIBIT 99.1


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Greater Community Bancorp, and First Savings Bancorp of Little Falls, Inc.
Announce the Signing of a Definitive Merger Agreement

TOTOWA and LITTLE FALLS, N.J.--(BUSINESS WIRE)--Sept. 8, 1998-- Greater Community Bancorp (NASDAQ: (GFLS), and First Savings Bancorp of Little Falls, Inc. ("First Savings") today announced the signing of a definitive merger agreement.

Under the terms of the agreement, First Savings will be merged with a subsidiary of Greater Community Bancorp and First Savings Bank of Little Falls will be merged into Great Falls Bank. Each share of First Savings' common stock will be converted into the right to receive $52.26 in cash, subject to adjustment as provided in the agreement.

The price of $52.26 represents a value of $23 million and is approximately 222% of book value as of June 30, 1998 and 25 times First Savings' annualized first six months of 1998 earnings. The price represents a deposit premium of approximately 7.4% as measured relative to shareholders' equity.

Dr. Haralambos ("Bob") Kostakopoulos, President and Chief Executive Officer of First Savings remarked, "We are pleased to be joining with Greater Community Bancorp. Their commitment to the area and financial strength serves the long term interests of our customers, employees and shareholders. We are very excited about the combined institution going forward."

"Expanding our presence into Little Falls is a significant move for Greater Community Bancorp," stated John L. Soldoveri, Chairman and Chief Executive Officer of Greater Community Bancorp." This merger creates the opportunity to bring a brand of personalized banking services to individuals and businesses that has characterized our growth since we began operating some twelve (12) years ago."

Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of First Savings and is expected to be completed in the first quarter of 1999.

Upon completion of the First Savings merger, Greater Community Bancorp will have assets totaling $540 million, deposits totaling $460 million and will operate 15 banking offices in Bergen and Passaic Counties of New Jersey. The merger will be accounted for as a purchase and is anticipated to have an insignificant impact on earnings in 1999 and to be accretive to earnings in 2000. On a cash earnings basis (excluding the effect of the amortization of goodwill), the merger is anticipated to be accretive to cash earnings in 1999 and 2000.

Greater Community Bancorp is a $360 million asset bank holding company. Its banking subsidiaries are Bergen Commercial Bank headquartered in Bergen County, New Jersey and Great Falls Bank located in Passaic County. In addition Greater Community is the parent company to Greater Community Financial, LLC a full service investment brokerage firm and Highland Capital Corp. an equipment leasing company. First Savings Bancorp of Little Falls, Inc. is the holding company for First Savings Bank of Little Falls, FSB, a $180 million asset bank which operates two branches in Little Falls and one in Little Ferry, New Jersey.

CONTACT:

George E. Irwin
President & Chief Operating Officer
Greater Community Bancorp
(973) 942-1111 Ext. 1018

or

Dr. Haralambos S. Kostakopoulos
President
First Savings Bancorp of Little Falls, Inc.
(973) 785-8300